Exhibit 99.1

Badger Meter Expands Smart Water Offerings With Acquisition of s::can

MILWAUKEE--(BUSINESS WIRE)--November 3, 2020--Badger Meter, Inc. (NYSE: BMI) today announced that it has acquired s::can GmbH (“s::can”) and subsidiaries, a privately-held provider of water quality monitoring systems for a cash purchase price of €27 million.

Founded in 1999 with headquarters in Vienna, Austria, s::can specializes in optical water quality sensing solutions that provide real-time measurement of a variety of parameters in water and wastewater utilizing in-line monitoring systems. With 2019 revenue of approximately $15 million, s::can’s solutions are deployed across the globe and meet EPA and other regulatory guidelines. Unlike traditional water quality testing, s::can solutions capture real-time data through sensors and systems that do not rely on reagents and other consumables resulting in lower capital and operating costs.

s::can was recently awarded the Frost & Sullivan Best Practices Award for Growth, Innovation & Leadership in the Global Smart Online Water Sensor Solutions Market. Frost & Sullivan recognized s::can as a “pioneer in developing intelligent, accurate, and reliable IoT-enabled sensors” with a “product line which is cutting-edge and cost-effective.”

“Even during these unprecedented times, we continue to execute on our growth strategies, including pursuing strategic and accretive acquisitions,” said Kenneth C. Bockhorst, Chairman, President and CEO of Badger Meter. “Water quality is a growing concern across the globe. We believe adding s::can and their expertise in real-time water quality monitoring to the trusted Badger Meter portfolio is of tremendous strategic value to our customers. Just as water utility billing moved from manual reads to Advanced Metering Infrastructure (AMI), water quality monitoring is moving from lab sample testing to online, real-time collection, monitoring and reporting. I look forward to working with the combined Badger Meter and s::can teams to leverage our collective expertise and deliver outstanding benefits to our customers globally.”

The addition of real-time water quality parameters to Badger Meter’s core flow measurement, pressure and temperature sensing capabilities, enhances the scope of actionable data for municipalities to improve operational security, awareness and efficiency. In addition, the combined offering can provide industrial customers with both process and discharge water quality monitoring capabilities.

Bockhorst concluded, “Our ambition is for this acquisition to be the first of several as we expand our smart water focus by bringing together advanced technologies in instrumentation, while leveraging our industry-leading AMI solution consisting of our ORION® Cellular endpoint along with current and future software technologies, to provide actionable, real-time data that benefits our customers, end consumers and the planet.”

About Badger Meter

With more than a century of water technology innovation, Badger Meter is a global provider of industry leading water solutions encompassing flow measurement, quality and other system parameters. These offerings provide our customers with the data and analytics essential to optimize their operations and contribute to the sustainable use and protection of the world’s most precious resource. For more information, visit badgermeter.com.

About s::can

s::can GmbH was founded by Andreas Weingartner and four co-founders as a University spin-off in 1999 and is based in Vienna, Austria. With sales offices in six countries and sales partners around the world, s::can water quality monitoring systems are available in more than 45 countries. The innovative company is serving the whole water industry, from drinking water to environmental to wastewater. Today, with over 10,000 systems sold, s::can is the global leader in online optical water monitoring systems. For more information, visit www.s-can.at

Contacts

Karen Bauer at (414) 371-7276
kbauer@badgermeter.com